Vertex Energy, Inc. 8-K

Exhibit 10.13

daTED 1 April 2022

(1)	Macquarie ENERGY NORTH AMERICA TRADING INC.

(2)	VERTEX REFINING ALABAMA LLC

STORAGE & SERVICES AGREEMENT

CONTENTS

SECTION

1	DEFINITIONS AND CONSTRUCTION		2
	1.1	Definitions	2
	1.2	Construction of Agreement	6
2	Term		7
3	Monthly Facilities Fee		7
4	USE AND Storage Rights OF MACQUARIE		7
	4.1	Use and Storage	7
	4.2	No Commingling	7
5	Title and Risk of LoSS		8
6	Custody and Use of Macquarie Property		8
7	RECEIPTS AND DELIVERIES OF CRUDE OIL AND PRODUCTS		8
	7.1	Receipts and Deliveries	8
	7.2	Accelerated Export Rights	9
8	STORAGE-RELATED services		10
	8.1	Storage, Transport and Handling Services	10
	8.2	Reporting Services	10
	8.3	Other Services	12
	8.4	Condition, Cleaning, Maintenance and Change of Service	13
	8.5	Measurements	14
9	CONTRACT PERFORMANCE SERVICES		15
10	Inspection and Access Rights		17
	10.1	Facilities	17
	10.2	Audit	18
	10.3	Completeness and Accuracy of Records	18
11	Inventory Loss AND DAMAGE		19
12	Insurance and Taxes		19
	12.1	Insurance	19
	12.2	Taxes	19
13	Compliance with Laws		19
14	Representations		20
	14.1	Representations of the Company	20
15	FORCE MAJEURE		20
16	MISCELLANEOUS		21
	16.1	Events of Default and Remedies	21
	16.2	Required Permits	21
	16.3	Environmental and Regulatory Matters	21
	16.4	Relationship of the Parties	22
	16.5	No Abandonment of Rights; Rights Cumulative	22
17	Indemnification		22
	17.1	Indemnity of Company	22
	17.2	No Third Party Rights; No Admission	23
	17.3	Indemnification Procedures	23
	17.4	Cumulative Remedy	23
	17.5	Credit Support	23
18	Limitation on LIABILITY AND Damages		23
19	Confidentiality		24

CONTENTS PAGE 1

20	Governing Law	24
21	Assignment	25
22	PLEDGE OVER MACQUARIE PROPERTY	25
23	Notices	25
24	Nature of Transaction and Relationship of Parties	25
25	Miscellaneous	26

CONTENTS PAGE 2

THIS STORAGE & SERVICES AGREEMENT (this “Agreement”) is dated 1 April 2022,

BETWEEN:

(1)	Macquarie Energy North America Trading Inc. (“Macquarie”), a Delaware corporation, located at 500 Dallas Street, Suite 3300 Houston, Texas 77002, United States of America; and

(2)	Vertex Refining Alabama LLC (the “Company”), a Delaware limited liability company, located at 1331 Gemini Street, Houston, Texas 77058, United States of America,

each referred to individually as a “Party” or collectively as the “Parties”.

recitals

(A)	WHEREAS, the Company owns and operates a Crude Oil refinery located in Mobile, Alabama (the “Refinery”) for the processing of Crude Oil (as defined below) and other feedstocks and the recovery therefrom of refined products;

(B)	WHEREAS, it is contemplated that (a) on the Commencement Date (as defined below), Macquarie shall purchase from the Company all Crude Oil and Products (as defined below) then being stored at the Included Storage Locations (as defined below) and during the term of the Supply and Offtake Agreement (as defined below) (b) purchase from the Company certain Products produced by the Refinery during the term of the Supply and Offtake Agreement, (c) sell and deliver the Crude Oil and Products to the Company and certain customers of the Company pursuant to the terms of the Supply and Offtake Agreement, and (d) provide certain other financial accommodations to the Company based on Crude Oil and Products being stored at Company Storage Locations (as defined below) and otherwise being purchased and sold pursuant to the terms of the Supply and Offtake Agreement;

(C)	WHEREAS, it is contemplated that during the term of the Supply and Offtake Agreement, (a) Macquarie will have title to and risk of loss of Crude Oil and Products while they are located in Included Storage Locations, and (b) the Company will have title and risk of loss of Crude Oil and Products while they are not in Included Storage Locations;

(D)	WHEREAS, it is contemplated that in relation to the Supply and Offtake Agreement and the other Crude Oil and Products Agreements (as defined below), Macquarie shall have certain access, storage, usage and information rights in respect of the Facilities (as defined below) and Company Storage Locations for purposes of carrying out the transactions contemplated by the Crude Oil and Products Agreements;

(E)	WHEREAS, it is contemplated that the Company shall undertake the role of service provider to Macquarie in connection with the performance of certain rights and obligations which Macquarie may have (i) under the Convenience Exchange Agreement (as defined below), and (ii) pursuant to any Positive Elections under the Tripartite Crude Supply Agreement and each Tripartite Product Offtake Agreements (each as defined below);

(F)	WHEREAS, the Parent (as defined below) shall derive substantial benefit from the transactions contemplated hereby and by the other Transaction Documents (as defined below), and has agreed to guarantee all obligations of the Company hereunder and under the other Transaction Documents pursuant to the Guaranty; and

(G)	WHEREAS, the Company and Macquarie desire to record the terms and conditions upon which Macquarie shall have access, storage, usage and information rights in respect of the Facilities and Company Storage Locations, and the Company shall serve as bailee and provider of services in respect of all Macquarie Property (as defined below) and owner and provider of services in respect of all Eligible Hydrocarbon Inventory (as defined below).

NOW, THEREFORE, in consideration of the premises and respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties do agree as follows:

1	DEFINITIONS AND CONSTRUCTION

1.1	Definitions

For purposes of this Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below:

“Accepted Industry Practice” means those practices, methods, specifications and standards of safety and performance, as the same may be changed from time to time, as are commonly used in the operation and maintenance of refineries similar to the Refinery. “Accepted Industry Practice” contemplates the exercise of that degree of skill, care, diligence, prudence and foresight that would reasonably and ordinarily be expected under similar circumstances in the refining industry in the same type of undertaking under the same or similar circumstances. “Accepted Industry Practice” does not necessarily mean one particular practice, method, specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, specifications and standards.

“Affiliate” has the meaning given to it in the Supply and Offtake Agreement.

“Applicable Law” has the meaning given to it in the Supply and Offtake Agreement.

“Barrel” has the meaning given to it in the Supply and Offtake Agreement.

“Base Agreements” has the meaning given to it in the Supply and Offtake Agreement.

“Best Available Inventory Data” has the meaning given to it in the Supply and Offtake Agreement.

“Business Day” has the meaning given to it in the Supply and Offtake Agreement.

“Commencement Date” has the meaning given to it in the Supply and Offtake Agreement.

“Company” has the meaning given to it in the Supply and Offtake Agreement.

“Company Product Inventory” has the meaning given to it in the Supply and Offtake Agreement.

“Company Storage Location” has the meaning given to it in the Supply and Offtake Agreement.

“Contaminated” or “Contamination” means contamination of any Crude Oil or Product to such an extent that the relevant Crude Oil or Product is not (i) readily merchantable as, and/or (ii) requires reprocessing in order to be merchantable as, Crude Oil of the grade or Product of the type and specification which would have been achievable prior to the Contamination.

“Contract Performance Services” has the meaning given to it in Section 9.1, below.

“Convenience Exchange Agreement” means the agreement between Macquarie, the Company and Equilon Enterprises LLC, dba Shell Oil Product US, dated on or about the date of this Agreement for the delivery of certain Products by SOPUS to Macquarie, and the redelivery of an equivalent quantity of Products by Macquarie to SOPUS, which contract arises in connection with the contract for the offtake of Regular CBOB, Premium CBOB and ULSD between the Company and Equilon Enterprises LLC, dba Shell Oil Product US, dated 1 April 2022 and the associated Tripartite Product Offtake Agreement.

“Convenience Exchange Product” means Product at the Facilities which is Macquarie Property pursuant to the terms of the Convenience Exchange Agreement.

“Crude Delivery Point” has the meaning given to it in the Supply and Offtake Agreement.

“Crude Intake Point” has the meaning given to it in the Supply and Offtake Agreement.

“Crude Oil” has the meaning given to it in the Supply and Offtake Agreement.

“Crude Oil and Products Agreements” means collectively the Inventory Sales Agreement, the Step-Out Inventory Sales Agreement, the Required Storage and Transportation Agreements, the Lien Documents, the Master Agreement, the Interim Crude Supply Agreement, the Interim Crude Supply Assignment Agreement, the Shell Crude Supply Agreement, the Tripartite Crude Supply Agreement, any Macquarie Crude Procurement Contract, any Included Crude Sales Transaction, any Included Sales Transaction, any Included Product Purchase Transaction, any Tripartite Product Offtake Agreement, the Convenience Exchange Agreement, the Supply and Offtake Agreement, any contract between Macquarie and a third party for the delivery of Crude Oil to or from the Refinery or the delivery of Products to or from the Refinery and the Tripartite Communications Side Letter.

“Crude Storage Tanks” has the meaning given to it in the Supply and Offtake Agreement.

“Customer” has the meaning given to it in the Supply and Offtake Agreement.

“Default” has the meaning given to it in the Supply and Offtake Agreement.

“Delivery Date” has the meaning given to it in the Supply and Offtake Agreement.

“Delivery Month” has the meaning given to it in the Supply and Offtake Agreement.

“Delivery Period” has the meaning specified in Section 7.2.2.

“Eligible Hydrocarbon Inventory” has the meaning given to it in the Supply and Offtake Agreement.

“Emergency” means any event or circumstance which, in the reasonable judgment of the Company, could cause imminent harm or damage to or Liabilities under Applicable Law for, as applicable, any Person or any Person’s property, the environment or the Refinery.

“Ending Company Product Inventory” has the meaning given to it in the Supply and Offtake Agreement.

“Ending In-Tank Crude Inventory” has the meaning given to it in the Supply and Offtake Agreement.

“Ending In-Tank Product Inventory” has the meaning given to it in the Supply and Offtake Agreement.

“Environmental Law” has the meaning given to it in the Supply and Offtake Agreement.

“Event of Default” means an occurrence and continuation of any one or more of the events or circumstances described in Section 20.1 of the Supply and Offtake Agreement.

“Facilities” means collectively (i) the Refinery Facilities, and (ii) to the extent owned or operated by the Company, the Included Storage Locations.

“Final Export Schedule” has the meaning specified in Section 7.2.1.

“Force Majeure” has the meaning given to it in the Supply and Offtake Agreement.

“Governmental Authority” has the meaning given to it in the Supply and Offtake Agreement.

“Guaranty” has the meaning given to it in the Supply and Offtake Agreement.

“Hazardous Substances” has the meaning given to it in the Supply and Offtake Agreement.

“Hydrocarbons” has the meaning given to it in the Supply and Offtake Agreement.

“Included Crude Sales Transaction” has the meaning given to it in the Supply and Offtake Agreement.

“Included Product Locations” has the meaning given to it in the Supply and Offtake Agreement.

“Included Product Purchase Transaction” has the meaning given to it in the Supply and Offtake Agreement.

“Included Product Tanks” has the meaning given to it in the Supply and Offtake Agreement.

“Included Sales Transaction” has the meaning given to it in the Supply and Offtake Agreement.

“Included Storage Locations” has the meaning given to it in the Supply and Offtake Agreement.

“Included Tanks” has the meaning given to it in the Supply and Offtake Agreement.

“Indemnified Party” has the meaning specified in Section 17.2.

“Indemnifying Party” has the meaning specified in Section 17.2.

“Insurance Proceeds” has the meaning specified in Section 11.3.

“Insured Risk” means a peril which (subject to the terms and conditions of the policy document) is insured against under Macquarie’s cargo insurance.

"Interim Crude Supply Agreement" has the meaning given to it in the Supply and Offtake Agreement.

"Interim Crude Supply Assignment Agreement" has the meaning given to it in the Supply and Offtake Agreement.

“Intermediated Product Offtake Contract” has the meaning given to it in the Supply and Offtake Agreement.

“Inventory Sales Agreement” has the meaning given to it in the Supply and Offtake Agreement.

“Liabilities” has the meaning given to it in the Supply and Offtake Agreement.

“Lien” has the meaning given to it in the Supply and Offtake Agreement.

“Lien Documents” has the meaning given to it in the Supply and Offtake Agreement.

“Macquarie Crude Procurement Contract” has the meaning given to it in the Supply and Offtake Agreement.

“Macquarie Extension” has the meaning given to it in Section 7.2.1(b).

“Macquarie Group” means Macquarie and its Affiliates.

“Macquarie Inspector” means any Person selected by Macquarie in a commercially reasonable manner that is acting as an agent for Macquarie and that (1) is a licensed Person who performs sampling, quality analysis and quantity determination of the Crude Oil and Products purchased and sold pursuant to the Supply and Offtake Agreement; (2) is not an Affiliate of any Party; and (3) in the reasonable judgment of Macquarie, is qualified and reputed to perform its services in accordance with Applicable Law and industry practice, to perform any and all inspections required by Macquarie.

“Macquarie Lender” has the meaning given to it in Section 22.

“Macquarie Personnel” has the meaning given to it in Section 10.1.3.

“Macquarie Property” means collectively any quantities of Crude Oil or Products that are owned by Macquarie from time-to-time pursuant to the Crude Oil and Products Agreements and held in the Included Storage Locations; provided that, for the avoidance of doubt, Macquarie Property does not include Sludge or hard bottoms.

“Master Agreement” has the meaning given to it in the Supply and Offtake Agreement.

“Measured Crude Quantity” has the meaning given to it in the Supply and Offtake Agreement.

“Measured Product Quantity” has the meaning given to it in the Supply and Offtake Agreement.

“Monthly Crude Facilities Fee” means, in respect of a calendar month, the aggregate Shell Capacity (in Barrels) of the tanks owned or operated by the Company which were Crude Storage Tanks during that month, multiplied by $0.15 per Barrel.

“Monthly Product Facilities Fee” means, in respect of a calendar month, the aggregate Shell Capacity (in Barrels) of the tanks owned or operated by the Company which were Included Product Tanks during that month, multiplied by $0.40 per Barrel.

“Monthly True-Up Amount” has the meaning given to it in the Supply and Offtake Agreement.

“Negative Election” means, in respect of the Tripartite Crude Supply Agreement and each Tripartite Product Offtake Agreement, an election made by Macquarie which is not a Positive Election.

“Net Storage Volume” has the meaning given to it in the Supply and Offtake Agreement.

“Non-Defaulting Party” has the meaning given to it in the Supply and Offtake Agreement.

“Parent” has the meaning given to it in the Supply and Offtake Agreement.

“Party” or “Parties” has the meaning specified in the preamble to this Agreement.

“Permitted S&O Liens” has the meaning given to it in the Supply and Offtake Agreement.

“Person” has the meaning given to it in the Supply and Offtake Agreement.

“Positive Election” means, in respect of the Tripartite Crude Supply Agreement and each Tripartite Product Offtake Agreement, an election made by Macquarie to take an assignment of certain rights and obligations of the Company thereunder, but only in relation to a particular calendar month or other period provided for therein.

“Product” has the meaning given to it in the Supply and Offtake Agreement.

“Product Group” has the meaning given to it in the Supply and Offtake Agreement.

“Product Linefill” has the meaning given to it in the Inventory Sales Agreement.

“Product Supplier” has the meaning given to it in the Supply and Offtake Agreement.

“Products Delivery Point” has the meaning given to it in the Supply and Offtake Agreement.

“Products Intake Point” has the meaning given to it in the Supply and Offtake Agreement.

“Refinery” has the meaning given to it in the Supply and Offtake Agreement.

“Refinery Facilities” means (i) all facilities located at the Refinery, and (ii) any associated or adjacent facility owned or operated by the Company and used by the Company to carry out the terms of the Supply and Offtake Agreement, excluding Crude Storage Tanks and Included Product Tanks.

“Representatives” means, in respect of a Party, any of its or its Affiliates’ employees, representatives, contractors, sub-contractors of any tier and service providers engaged in the performance of this Agreement.

“Required Permits” has the meaning specified in Section 16.2.

“Required Storage and Transportation Agreements” has the meaning given to it in the Supply and Offtake Agreement.

“Shell Capacity” means, in respect of a tank, the shell capacity of that tank indicated in Schedule E of the Supply and Offtake Agreement.

“Shell Crude Supply” has the meaning given to it in the Supply and Offtake Agreement.

“Shipping Documents” means, in relation to a delivery of Crude Oil or Products, the (i) bills of lading or equivalent documents issued by the carrier of Crude Oil or Product by vessel, barge, truck or pipeline, and (ii) to the extent in existence, certificates of quantity, quality and origin.

“Sludge” has the meaning given to it in the Supply and Offtake Agreement.

“Step-Out Inventory Sales Agreement” has the meaning given to it in the Supply and Offtake Agreement.

“Storage Term” has the meaning specified in Section 2.1.

“Supply and Offtake Agreement” means the supply and offtake agreement entered into between Macquarie and the Company dated on or about the date of this Agreement.

“Tank Bottoms” means Macquarie Property which cannot be pumped and recovered by means of the Facility’s fixed cargo pumps, lines and suctions; provided that, “Macquarie Property” and “Tank Bottoms” shall not include Sludge or hard bottoms.

“Tank Change of Service” has the meaning specified in Section 8.4.3(c).

“Tank Maintenance” has the meaning specified in Section 8.4.3(c).

“Termination Date” means the earlier to occur of (i) the date on which the Company or another Person assumes title to all Macquarie Property at the Facilities pursuant to a Step-Out Inventory Sales Agreement or as otherwise agreed with Macquarie, and (ii) the date on which Macquarie certifies that there is no Crude Oil or Product to which Macquarie has title within the Facilities, which certification shall not be unreasonably withheld, conditioned or delayed.

“Third Party Supplier” has the meaning given to it in the Supply and Offtake Agreement.

“Transaction Documents” has the meaning given to it in the Supply and Offtake Agreement.

“Tripartite Communications Side Letter” means the side letter entered into between the Company and Macquarie in relation to the Tripartite Crude Supply Agreement and each Tripartite Product Offtake Agreement on or around the Commencement Date.

“Tripartite Crude Supply Agreement” has the meaning given to it in the Supply and Offtake Agreement.

“Tripartite Product Offtake Agreement” has the meaning given to it in the Supply and Offtake Agreement.

“UCC” has the meaning given to it in the Supply and Offtake Agreement.

“Volume Determination Procedures” has the meaning given to it in the Supply and Offtake Agreement.

1.2	Construction of Agreement

(a)	Unless otherwise specified, reference to, and the definition of any document (including this Agreement, as well as all schedules thereto or hereto) shall be deemed a reference to such document as may be, amended, restated, amended and restated, supplemented, revised or otherwise modified from time to time.

(b)	Unless otherwise specified, all references to an “Article”, “Section” or “Schedule” are to an Article or Section hereof or a Schedule attached hereto.

(c)	All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.

(d)	Unless expressly provided otherwise, the word “including” as used herein does not limit the preceding words or terms and shall be read to be followed by the words “without limitation” or words having similar import.

(e)	Unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively.

(f)	A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns.

(g)	Unless the contrary clearly appears from the context, for purposes of this Agreement, the singular number includes the plural number and vice versa; and each gender includes the other gender.

(h)	Except where specifically stated otherwise, any reference to any Applicable Law or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.

(i)	Unless otherwise expressly stated herein, any reference to “volume” shall be deemed to refer to actual Net Storage Volume, unless such volume has not been yet been determined, in which case, volume shall be an estimated net volume determined in accordance with the terms hereof.

(j)	The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(k)	All references herein to “estimates” or “projections” are intended to be references to good faith statements with respect to future events, and are not to be construed as guarantees of future performance.

(l)	Unless otherwise expressly stated herein, all references to “Schedules” shall mean and include such Schedules as they may be amended, revised or updated from time to time, as evidenced by written agreement of the Parties evidencing such revision, amendment or update (it being acknowledged hereby that the foregoing does not require any Party hereto to revise, amend or update any such Schedule).

1.3	The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.

2	Term

2.1	This Agreement shall become effective on the Commencement Date and shall continue for period ending on the Termination Date (the “Storage Term”).

3	Monthly Facilities Fee

3.1	Macquarie shall pay to the Company the Monthly Crude Facilities Fee and the Monthly Product Facilities Fee on a monthly basis, on or before the fifth (5th) Business Day of each month with respect to the previous calendar month.

3.2	Payment shall be made in accordance with the Supply and Offtake Agreement, and for the avoidance of doubt the Monthly Crude Facilities Fee and the Monthly Product Facilities Fee will form part of the calculation of the Monthly True-Up Amount in accordance with Schedule C of the Supply and Offtake Agreement.

4	USE AND Storage Rights OF MACQUARIE

4.1	Use and Storage

4.1.1	Without prejudice to Section 16.4, the Company shall grant to Macquarie during the Storage Term: the exclusive and uninterrupted license and right to use the Included Storage Locations which are Facilities on and subject to the terms of this Agreement, including the exclusive and uninterrupted license and right to inject, store and withdraw Crude Oil and Products (as applicable) in and from the Included Storage Locations which are Facilities.

4.2	No Commingling

4.2.1	The Company shall procure that (except to the extent expressly provided for in any Crude Oil and Products Agreement) no other Crude Oil, Products or other materials whatsoever shall be commingled with any Macquarie Property anywhere within the Facilities.

5	Title and Risk of LoSS

5.1	Macquarie shall at all times retain title to and risk of loss of all Macquarie Property.

5.1.1	The Company:

(a)	agrees that it, its Affiliates and its and their Representatives shall not have any title to, interest in or (except to the extent provided for in the Supply and Offtake Agreement) right to dispose of Macquarie Property, and shall not (whether by act or omission):

(i)	do anything that extinguishes or materially adversely affects Macquarie’s title to and interest in the Macquarie Property (or which would reasonably be expected to do the same); or

(ii)	create or cause the creation of, or (to the extent arising by, through or under the Company or its Affiliates) suffer to exist, any Lien, other than Permitted S&O Liens, with respect to any Macquarie Property;

(b)	waives any Lien it may have, or may at any time in the future have, over any Macquarie Property in accordance with the provisions of the UCC or pursuant to any other statutory or possessory lien or charge on or security interest in such Macquarie Property as might otherwise exist or arise under Applicable Law.

(c)	Notwithstanding the proceeding Sections (a) and (b), nothing herein shall affect the Company’s right in the event of a Macquarie Extension to assert any Permitted S&O Liens and no rights in respect thereof are waived.

5.1.2	In the event that the Company becomes aware of any actual, potential or alleged claim or Lien in relation to any Macquarie Property (other than a Permitted S&O Lien), the Company shall promptly notify Macquarie and shall do (and shall procure that its Affiliates and Representatives shall do) everything reasonably necessary to discharge such actual or alleged claim or Lien (including without limitation assisting Macquarie in the defense of any claim, counterclaim, appeal of any tier, application for interim relief or assertion of right or removal of any security).

6	Custody and Use of Macquarie Property

6.1	During the time any Macquarie Property and Eligible Hydrocarbon Inventory is within any Facilities, the Company shall be solely responsible for the care, custody and control of such Macquarie Property and Eligible Hydrocarbon Inventory and shall be solely responsible for compliance with all Applicable Law, including all Environmental Laws, pertaining to the pumping, unloading, receipt, movements, blending, transportation, storage, measuring, gauging, sampling, analysis, treatment, refining, loading, or delivery of and use of such Macquarie Property and Eligible Hydrocarbon Inventory.

6.2	The Company shall hold all Macquarie Property in the Facilities solely as bailee.

6.3	The Company shall not use (or permit any of its Affiliates or its or their Representatives or any other Person to use) any Macquarie Property or Eligible Hydrocarbon Inventory for any purpose except as may be permitted by this Agreement or any Crude Oil and Products Agreement.

6.4	Without Macquarie’s express written agreement, the Company and its Representatives shall in no case (including for the purposes of undertaking cleaning, maintenance or repair) cause or permit the removal of Macquarie Property or Eligible Hydrocarbon Inventory from the Facilities except in accordance with the terms of this Agreement and any Crude Oil and Products Agreement.

7	RECEIPTS AND DELIVERIES OF CRUDE OIL AND PRODUCTS

7.1	Receipts and Deliveries

7.1.1	The Company shall:

(a)	receive Crude Oil and Products into the Facilities;

(b)	deliver Crude Oil and Products from the Facilities; and

(c)	deliver and receive Crude Oil and Products within the Facilities,

at such times and locations, and otherwise on such bases, as required by the terms of the Crude Oil and Products Agreements and any contractual nomination or schedule delivered thereunder or pursuant thereto.

7.1.2	Macquarie hereby agrees to each receipt or delivery of Crude Oil or Product (as applicable) in accordance with Section 7.1.1, provided that Macquarie, subject to the terms of the Supply and Offtake Agreement and the Crude Oil and Products Agreements, may at any time wholly or partially withdraw its agreement in respect of future receipts and deliveries by written notice to the Company.

7.2	Accelerated Export Rights

7.2.1	It is agreed that:

(a)	following the occurrence and during the continuance of an Event of Default under the Supply and Offtake Agreement and if Macquarie is the Non-Defaulting Party; or

(b)	in circumstances where the Supply and Offtake Agreement has expired or terminated for a reason other than an Event of Default and Macquarie has elected to proceed under Section 21.1(c)(iii) thereof (a “Macquarie Extension”),

Macquarie shall have the right to submit a schedule (“Final Export Schedule”) for delivery to Macquarie and/or a nominated third party, of all or any amount of Macquarie Property (including Tank Bottoms and Product Linefill) from any part of the Facilities.

7.2.2	Each Final Export Schedule shall specify:

(a)	the expected volumes and types of Macquarie Property to be delivered (which may be expressed as a percentage of the total volume of the relevant type of Macquarie Property);

(b)	a period for delivery of such Macquarie Property ending on a date designated by Macquarie which is a date by which (i) Macquarie ought reasonably to be able to receive, and (ii) the Company ought reasonably to be able to deliver, the relevant Macquarie Property, in each case using commercially reasonable efforts and with as little disruption to the Refinery operations as possible in the circumstances, by pumping in the normal manner without having to employ any specialist equipment or personnel (save to the extent strictly necessary in the case of Tank Bottoms and Product Linefill) and without having to operate the Facilities in a manner which would contravene Applicable Law, Accepted Industry Practice or the terms of the Required Permits (“Delivery Period”).

7.2.3	The Company shall promptly acknowledge receipt of any Final Export Schedule.

7.2.4	The Company shall (i) use commercially reasonable efforts to ensure that deliveries of Macquarie Property pursuant to this Section 7 are effected during the Delivery Period without unreasonable delays or interruptions, and (ii) provide such services under Section 8 of this Agreement, or other assistance as may be requested by Macquarie, as are required to effect the delivery of Macquarie Property within the Delivery Period in a reasonable manner in light of the circumstances and the operational capabilities of the Company and the Facilities.

7.2.5	Following a request for delivery of any amount of Macquarie Property under a Final Export Schedule, and unless Macquarie directs otherwise, the Company shall (subject to the operational capabilities of the Company and the Facilities and the requirements of Applicable Law, Accepted Industry Practice or the terms of the Required Permits) schedule delivery of the Macquarie Property such that it can be removed from the Facilities within the Delivery Period by pumping in the normal manner and without having to employ any specialist equipment or personnel (save to the extent strictly necessary in the case of Tank Bottoms and Product Linefill). To the extent reasonably necessary to procure redelivery on this basis, the Company shall procure the replacement of linefill and deadstocks in the Facilities and all costs and expense of doing so shall be, in the event of a Macquarie Extension, for Macquarie’s account and, otherwise, for the Company’s account.

7.2.6	If the Final Export Schedule was submitted further to an Event of Default under the Supply and Offtake Agreement and, following reasonable notice and having been given reasonable opportunity to do so the Company fails to comply with a request to deliver any part of the Macquarie Property within the Delivery Period, then (but without prejudice to Macquarie’s remedies in relation to such failure) Macquarie may (at the Company’s cost and expense, but subject always to Section 10.1.3 and the terms of Applicable Law and the Required Permits) with or by such properly qualified employees, agents and contractors as it considers reasonably necessary, proceed to remove Macquarie Property from the Facilities in a safe, lawful and orderly fashion (which removal shall be confined to such actions as are necessary to receive delivery of the relevant Crude Oil and Products, and shall not for the avoidance of doubt include processing Crude Oil into Products, any works in order to reverse flow or modify any Crude Storage Tank or Included Product Tanks which are Facilities, or any action would contravene a Required Permit). The Company will (at its own cost and expense) ensure that Macquarie, its employees, agents and contractors are given such access and assistance by the Company as Macquarie requires for this purpose.

8	STORAGE-RELATED services

8.1	Storage, Transport and Handling Services

During the Storage Term, the Company shall in accordance with Accepted Industry Practice:

8.1.1	operate the Facilities;

8.1.2	keep the Facilities open for pumping, unloading, receipt, movements, blending, transportation, storage, measuring, gauging, sampling, analysis, treatment, refining, loading, or delivery of Macquarie Property and Eligible Hydrocarbon Inventory twenty-four (24) hours a day, seven (7) days a week, subject to permitted periods of maintenance or downtime affecting such Facilities;

8.1.3	conduct (i) all pumping, unloading, receipt, movements, blending, transportation, storage, measuring, gauging, sampling, analysis, treatment, refining, loading, or delivery of Macquarie Property and Eligible Hydrocarbon Inventory at, within and from the Facilities, and (ii) other services, in accordance with this Agreement, the Supply and Offtake Agreement and the applicable Crude Oil and Products Agreements;

8.1.4	provide Macquarie, each Third Party Supplier, each Product Supplier and each Customer, and its and their respective Representatives (as applicable), with such access to the loading racks, loading docks and other parts of the Facilities as is reasonably required for their role in the performance of each receipt or delivery of Crude Oil or Products required by the terms of a Crude Oil and Products Agreement and any contractual nomination or schedule thereunder;

8.1.5	prevent any degradation of the quality of any Crude Oil that would adversely affect the merchantability of such Crude Oil or the Products refined therefrom;

8.1.6	except for blending activities authorized in writing by Macquarie, store each grade of Product in separate Included Product Tanks and prevent any Contamination of one grade of Product by another, or any degradation of the quality of any Product that would adversely affect the merchantability of such Product;

8.1.7	ensure that no Crude Oil or Products shall be Contaminated with scale or other materials, chemicals, water or any other impurities. In the event of any such Contamination, the Company may with (and on the terms of) Macquarie’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned) reprocess, treat or condition any such Contaminated Crude Oil or Products to a merchantable condition;

8.1.8	to the extent required, apply heat or steam to maintain the Macquarie Property and Eligible Hydrocarbon Inventory at the Facilities in a liquid free-flowing or pumpable state; and

8.1.9	not do, or omit to do (or permit to be done or omitted by any of its Affiliates or its or their respective Representatives), anything that would reasonably be expected to (i) adversely affect the Macquarie Property or Eligible Hydrocarbon Inventory (or Macquarie’s title and interest in the same), or (ii) result in any Liabilities being incurred by Macquarie or its Affiliates.

8.2	Reporting Services

8.2.1	Daily Reporting

(a)	For each day during the Storage Term, the Company shall provide to Macquarie on the first Business Day following such day inventory reports in the form set forth on Schedule F to the Supply and Offtake Agreement, showing the quantity of (i) Crude Oil and Products held in the Included Storage Locations (including, in respect of Product, a breakdown of the volume of Convenience Exchange Product and non-Convenience Exchange Product), and (ii) Products that are Company Product Inventory, as of 11:59:59 p.m. CT on the previous day.

(b)	For each day during the Storage Term the Company shall provide to Macquarie on the first Business Day following such day a complete set of Best Available Inventory Data in respect of the preceding day.

(c)	Each Business Day the Company shall provide to Macquarie meter tickets and/or meter readings, and tank gauge readings confirming the Measured Crude Quantity for each of the Crude Storage Tanks for all Delivery Dates since the prior Business Day.

(d)	For each Delivery Date, the Company shall provide to Macquarie on the first Business Day following such Delivery Date, meter tickets and/or meter readings and tank gauge readings confirming the Measured Product Quantity in each Included Product Tank for each Product delivered during that Delivery Date (including a breakdown of the volume of Convenience Exchange Product and non-Convenience Exchange Product) and other such relevant information including but not limited to Product identifiers and the location of Products, aggregated on a Product Group basis.

The Company shall use commercially reasonable efforts to deliver the reports, tickets, readings and other information provided for in Section 8.2.1 by 10:00 a.m. CT on the relevant Business Day but shall in any event deliver such reports, tickets, readings and other information by no later than 12:00 pm CT on such Business Day.

8.2.2	RAADICAL Platform.

(a)	During the Storage Term, beginning on the thirty-first (31st) day after the Commencement Date, the Company irrevocably grants to Macquarie a right of real time access to the RAADICAL platform.

(b)	During the first (1st) to thirtieth (30th) days after the Commencement Date, the Company shall use commercially reasonable efforts to provide an interim solution satisfactory to Macquarie (acting reasonably).

8.2.3	Correction of Readings. If the Company determines that any meter tickets and/or meter readings and tank gauge readings provided pursuant to Section 8.2.1(c) above are inaccurate, the Company shall provide to Macquarie corrected meter tickets and/or meter readings and tank gauge readings by 10:00 a.m. CT on the third (3rd) Business Day following the date on which such determination is made.

8.2.4	Ending Inventory.

(a)	On the first Business Day of any Delivery Month, the Company, using Best Available Inventory Data, provided that if such inventory data is not available, using the last day for which such data is available, shall report to Macquarie the following: (i) the aggregate volume of Crude Oil held in the Crude Storage Tanks at that time (the “Ending In-Tank Crude Inventory”), (ii) for each Product, the aggregate volume of such Product held in the Included Product Locations (including a breakdown of the volume of Convenience Exchange Product and non-Convenience Exchange Product) at that time (each, an “Ending In-Tank Product Inventory”) and (iii) for each Product, the aggregate volume of such Product held in the Company Storage Locations at that time (each, an “Ending Company Product Inventory”). The Company shall use commercially reasonable efforts to deliver the Ending In-Tank Crude Inventory, the Ending In-Tank Product Inventory, and the Ending Company Product Inventory by 10:00 a.m. CT on the relevant Business Day, but shall in any event deliver the same by no later than 12:00 pm CT on such Business Day.

(b)	As of 11:59:59 p.m., CT, on the last day of each month, the Company shall apply the Volume Determination Procedures to the Included Storage Locations and Company Storage Locations, and based thereon shall determine for such month (i) the aggregate volume of Crude Oil held in the Included Storage Locations at that time, (ii) for each Product, the aggregate volume of such Product held in the Included Storage Locations at that time (including a breakdown of the volume of Convenience Exchange Product and non-Convenience Exchange Product), and (iii) for each Product, the aggregate volume of such Product held in the Company Storage Locations at that time. The Company shall notify Macquarie of such volumes by no later than 5.00 p.m. CT on the fifth Business Day thereafter, except that with respect to volume information provided by third parties, the Company shall endeavor to cause third parties to provide such information to Macquarie by the fifteenth (15th) day after the end of such month.

(c)	Inspection of Volume Determination Procedures. Macquarie may, or may have Macquarie’s Inspector, at Macquarie’s sole cost and expense, (i) witness all or any aspects of the Facilities or any Company Storage Location as Macquarie shall direct, (ii) witness the Volume Determination Procedures at any Included Storage Location or Company Storage Location as Macquarie shall direct, and (iii) be present at any time the Volume Determination Procedures are to be applied and to observe the conduct of the Volume Determination Procedures. If, in the reasonable judgment of Macquarie or Macquarie’s Inspector, the Volume Determination Procedures have not been applied correctly, then the Company shall cooperate with Macquarie, or Macquarie’s Inspector, to ensure the correct application of the Volume Determination Procedures, including making such revisions to the Ending In-Tank Crude Inventory, any Ending In-Tank Product Inventory and any Ending Company Product Inventory as may be necessary to correct any such errors.

(d)	Records Related to Volume Determination. The Company agrees that in addition to reporting to Macquarie the volume determinations made by the Company pursuant to Section 8.2.1, the Company shall provide to Macquarie copies of all volume reports and statements related to Crude Oil or Products held at any Included Storage Locations or Company Storage Locations or with respect to any hydrocarbon inventories held by the Company at any other locations including any inventory, quantity, or quality inspection reports prepared by a third party.

8.2.5	Eligible Hydrocarbon Inventory Reporting.

(a)	On each Business Day, the Company shall provide to Macquarie, via email, a report in form and substance reasonably satisfactory to Macquarie as illustrated in Schedule F of the Supply and Offtake Agreement (the “Inventory Report”) showing the inventory quantities that then constitute Eligible Hydrocarbon Inventory, including the quantity and location of each type of inventory.

(b)	By delivering an Inventory Report, the Company shall be deemed to represent and warrant to Macquarie (to the same extent as if set forth in this Agreement) that all Hydrocarbons identified as Eligible Hydrocarbon Inventory in such report meet all the requirements of Eligible Hydrocarbon Inventory set forth in the Supply and Offtake Agreement.

(c)	The Company shall use commercially reasonable efforts to deliver the Inventory Report by 10:00 a.m. CT on the relevant Business Day, but shall in any event deliver the same by no later than 12:00 pm CT on such Business Day.

8.3	Other Services

During the Storage Term, the Company shall:

8.3.1	(without prejudice to the Company’s obligation under Section 8.4.1), permit Macquarie to have full and quiet possession of the Crude Storage Tanks and Included Product Tanks which are Facilities;

8.3.2	permit Macquarie, its Affiliates and/or its or their Representatives to have rights of access to and egress from the Refinery by crossing over, around and about the Refinery for any purpose related to this Agreement or the Crude Oil and Products Agreements, including but not limited to enforcing its rights and interests thereunder;

8.3.3	maintain in force in all material respects all of its leases, easements, licenses and rights-of-way material to the operation and maintenance of the Facilities and the performance of this Agreement and the Crude Oil and Products Agreements;

8.3.4	maintain in force, comply with, and promptly enforce the terms of all Base Agreements;

8.3.5	ensure that the Facilities have all connections and equipment material to the performance of this Agreement and the Crude Oil and Products Agreements;

8.3.6	cause the Facilities to comply in all material respects with the requirements of Applicable Law and Environmental Laws and Accepted Industry Practice;

8.3.7	ensure that each of the Company’s Representatives involved in the performance of this Agreement or any Crude Oil and Products Agreement is appropriately trained and experienced in their field of activity;

8.3.8	prepare and timely submit all reports and filings in respect of the Macquarie Property and Eligible Hydrocarbon Inventory which are mandatory under Applicable Law or Environmental Laws;

8.3.9	maintain the records required to be maintained by Environmental Law or any Required Permit and make such records available to Macquarie following its reasonable prior written request therefor;

8.3.10	promptly provide Macquarie with such reports and information in the Company’s custody or control as Macquarie’s insurers and/or its internal risk function may reasonably request, provided that such information and reports, as applicable, are in the Company’s possession or control and are reasonably related to Macquarie’s or its insurers’ assessments and activities in connection with this Agreement;

8.3.11	furnish any and all fuel, power, equipment and personnel necessary to perform to this Agreement or any Crude Oil and Products Agreement;

8.3.12	in the event of any Crude Oil or Product spill, leak, escape or discharge or any other environmental pollution caused by or in connection with the use of any Facilities (i) properly commence containment or clean-up operations as required by any Governmental Authorities or Applicable Law or as the Company deems appropriate or necessary and (ii) notify Macquarie promptly of any such spill, leak, escape or discharge and of any containment or clean-up operations which is reportable under Applicable Law; and

8.3.13	provide customary record keeping and ancillary services in furtherance of the services set out in this Agreement and the Crude Oil and Products Agreements.

8.4	Condition, Cleaning, Maintenance and Change of Service

8.4.1	Notwithstanding anything in the Crude Oil and Products Agreements to the contrary, the Company shall replace, maintain, operate, clean and/or repair the Facilities in accordance with Accepted Industry Practice and in all material respects in compliance with all Applicable Law and Environmental Law.

8.4.2	The Company shall be responsible for all scheduled and unscheduled maintenance, repairs and cleaning and other activities on the Facilities.

8.4.3	The Company agrees that:

(a)	it shall promptly notify Macquarie in writing of the date for which any inspection, maintenance, restart or turnaround at the Included Storage Locations, Refinery or the Refinery Facilities has been scheduled, or any revision to previously scheduled inspection, maintenance, restart or turnaround, which may materially affect receipts of Crude Oil at the Refinery, the Included Tanks, the processing of Crude Oil in the Refinery or the delivery of Products to Macquarie or by Macquarie to the Company or any third parties, it being acknowledged that any turnaround shall be considered material for these purposes; provided that, (i) promptly after the Company completes its annual business plan with respect to any year, it shall notify Macquarie of any such scheduled inspection, maintenance, restart or turnaround contemplated with respect to such year and (ii) the Company shall give Macquarie at least two (2) months’ prior written notice of the commencement of any such scheduled restart or turnaround or any inspection or maintenance which would be reasonably expected to have a material impact on the Refinery’s operations;

(b)	the Company shall notify Macquarie orally (followed by prompt written notice) as soon as reasonably practicable after the Company has actual knowledge of any material previously unscheduled downtime of any Facilities;

(c)	in addition to its general obligations under Section 8.4.3(a), the Company shall provide to Macquarie at least thirty (30) days’ prior written notice of (i) any scheduled maintenance on any of the Crude Storage Tanks or the Included Product Tanks that would result in such storage tank being taken out of service for a period greater than thirty (30) days (“Tank Maintenance”), and (ii) any change of service of a Crude Storage Tank or Included Product Tank (including for the purposes of storage of renewable diesel) that would result in such storage tank being taken out of service for any period (“Tank Change of Service”);

(d)	in connection with any Tank Maintenance or Tank Change of Service in respect of Crude Storage Tanks or Included Products Tanks, the Parties shall promptly consult and endeavor to agree on adjusted inventory minimum and maximum levels and other appropriate adjustments hereunder and under the relevant Crude Oil and Products Agreements that are to apply during the period of such Tank Maintenance or Tank Change of Service, if deemed necessary by the Parties;

(e)	the Company agrees that it shall use commercially reasonable efforts to complete (and to cause any third parties to complete) any Tank Maintenance or Tank Change of Service in respect of Crude Storage Tanks or Included Product Tanks as soon as practicable;

(f)	the Company shall provide Macquarie with an initial estimate of the period of any Tank Maintenance or Tank Change of Service in respect of Crude Storage Tanks or Included Product Tanks and shall regularly update Macquarie as to the progress of such Tank Maintenance of Tank Change of Service. If the Company determines that the expected completion date for Tank Maintenance or Tank Change of Service has or is likely to change by thirty (30) days or more, it shall promptly notify Macquarie of such determination; and

(g)	the Company shall provide Macquarie with at least five (5) Business Days’ prior notice of inspection of the Crude Storage Tanks or Included Product Tank (as applicable) following completion of the Tank Maintenance or Tank Change of Service. Macquarie shall have the right (subject to Section 10.1.3) to have a Macquarie Inspector present at such inspection. The Parties agree that such Crude Storage Tank or Included Product Tank shall be deemed not to be an Included Storage Location until Macquarie has confirmed in writing to the Company that such inspections pursuant to Section 10.1 as Macquarie reasonably considers necessary have been undertaken and completed to Macquarie’s satisfaction.

8.4.4	The Company shall ensure that if the Crude Oil in a Crude Storage Tank is removed for the purposes of cleaning such Crude Storage Tank then upon its return to service the Sludge and hard bottoms in that Crude Storage Tank shall have been removed.

8.5	Measurements

8.5.1	Measurement

(a)	The Company shall procure that the volume of Crude Oil and Product passing each Crude Intake Point, Crude Delivery Point, Products Intake Point and Products Delivery Point comprised in the Facilities shall be measured daily using the applicable meters and tank gauges.

(b)	In addition, whenever the Volume Determination Procedures are required to be performed the Company shall procure the performance of such Volume Determination Procedures.

(c)	All quantity determinations herein shall be corrected to sixty (60) degrees Fahrenheit based on a U.S. gallon of two hundred thirty one (231) cubic inches and forty two (42) gallons to the barrel, in accordance with the latest supplement or amendment to ASTM-IP petroleum measurement tables (Table 6A of ASTM-IP for Crude Oil and Table 6B of ASTM-IP for Products).

8.5.2	Testing and Calibration of Measurement Facilities

(a)	The Company shall provide Macquarie with reasonable prior notice of any periodic testing, calibration and verification of any measurement facilities providing measurement of Macquarie Property at the Facilities and, subject to their satisfaction of all requirements under Section 10.1.3 at such time, the Company shall permit Macquarie, its Affiliates and its and their respective Representatives to observe such testing, calibration and verification at the Facilities. In addition, the Company shall provide Macquarie with any documentation regarding the testing, calibration and verification of the measurement facilities at the Facilities.

(b)	Where the Parties agree that any measurement facilities at the Facilities providing measurement of Macquarie Property may be inaccurate, or Macquarie reasonably believes that this is the case, or the Macquarie Inspector identifies a discrepancy in the inventory volumes reported by the Company to Macquarie, Macquarie may by notice require that a recalibration take place on the terms of Section (a), above.

9	CONTRACT PERFORMANCE SERVICES

9.1	Subject to Sections 9.3 and 9.4, below, Macquarie appoints the Company to provide it with the following services during the Storage Term (“Contract Performance Services”), and the Company irrevocably accepts such appointment:

9.1.1	to duly and timely exercise the rights and perform the obligations assumed by Macquarie under (i) the Tripartite Crude Supply Agreement and each Tripartite Product Offtake Agreement pursuant to a Positive Election, and (ii) the Convenience Exchange Agreement, in each case subject to and in accordance with the terms of such agreement and of the Tripartite Communications Side Letter, Macquarie’s written instructions (if any) and Accepted Industry Practices, including any rights and obligations:

(a)	to give, receive, accept or reject (as applicable) nominations relating to delivering, loading, transporting, unloading or receiving of Crude Oil or Products;

(b)	to the extent not included within (a), above, to give, receive, accept or reject (as applicable) nominations, notices of readiness, berthing permissions (or equivalent) and other communications in respect of barges, cargo ships, trucks, pipelines, and storage tanks, in each case in accordance with applicable terminal, storage, transportation or pipeline operator requirements, procedures and safety standards;

(c)	to provide facilities for the delivery, loading, transporting, unloading or receiving of Crude Oil or Products, including where applicable a contractual berth or loading rack;

(d)	to give, receive, accept or reject (as applicable) all nominations, notices and communications related to scheduling of deliveries and receipts and the granting or booking of pipeline capacity;

(e)	to coordinate with any shipping agents and transportation or logistics providers;

(f)	to undertake actions and communications in relation to scheduling of receipts and deliveries of Crude Oil and Products, including the coordination of delivery schedules and the giving and receiving of nominations and the granting or booking of capacity;

(g)	to undertake receipts and deliveries of Crude Oil or Product;

(h)	to arrange, coordinate, permit, attend or undertake (as applicable) quantity and quality sampling, measurements, analysis and inspections for Crude Oil and Product; and

(i)	to prepare and/or distribute Shipping Documents required to be provided to the purchaser under any Intermediated Product Offtake Contract or the Convenience Exchange Agreement (and always in accordance with the receiving party’s lawful documentary instructions);

9.1.2	to provide warnings, documents and information in relation to environment, health and safety concerning the Crude Oil and Product, including provision of safety data sheets;

9.1.3	to provide Macquarie with adequate prior written notice of any known time limit for Macquarie to submit a notice or claim in relation to quality, quantity or demurrage;

9.1.4	to hold and deliver all Shipping Documents (i) received or prepared in relation to Crude Oil delivered to Macquarie pursuant to a Positive Election, or (ii) prepared and to be provided by Macquarie pursuant to a Positive Election in relation to Product or under the Convenience Exchange Agreement, strictly to the order of Macquarie;

9.1.5	to ensure that all written communications from the Company to the relevant counterparty are copied to Macquarie, and to promptly forward to Macquarie any written communications to the Company from the relevant counterparty which are not copied to Macquarie; and

9.1.6	notify Macquarie promptly upon becoming aware of:

(a)	any material breach by any party (including Macquarie) of the Crude Supply Agreement, the Tripartite Crude Supply Agreement, any Intermediated Product Offtake Contract, any Tripartite Product Offtake Agreement and/ or the Convenience Exchange Agreement;

(b)	any actual or known right of Macquarie to institute a material legal claim, suit or action under or in connection with the Crude Supply Agreement, the Tripartite Crude Supply Agreement, any Intermediated Product Offtake Contract, any Tripartite Product Offtake Agreement and/or the Convenience Exchange Agreement (including any claim in respect of the quality or quantity of Crude Oil or Product, or in respect of demurrage); and

(c)	any actual or known pending legal claim, suit or action against Macquarie arising out of or in connection with the Crude Supply Agreement, the Tripartite Crude Supply Agreement, any Intermediated Product Offtake Contract, any Tripartite Product Offtake Agreement or the Convenience Exchange Agreement (including any claim in respect of the quality or quantity of Crude Oil or Product, or in respect of demurrage).

9.2	The Company undertakes to perform the Contract Performance Services:

9.2.1	consistently with any lawful nominations and instructions of Macquarie which are not in contradiction to the terms of this Agreement and the rights and obligations of Macquarie and the Company under the applicable Crude Oil and Product Agreement(s);

9.2.2	in accordance with Accepted Industry Practice and the terms of the applicable Crude Oil and Product Agreement(s); and

9.2.3	subject always to the limitations and exclusions set out at Section 9.3, below.

9.3	Notwithstanding any other term of this Agreement, but without prejudice to the terms of the Supply and Offtake Agreement, the Parties each acknowledge and agree that:

9.3.1	without limiting its obligations to Macquarie under any other agreement, the Company shall have no obligation to pay on behalf of Macquarie any invoice (including an invoice for Crude Oil) which Macquarie is liable to pay pursuant to the Tripartite Crude Supply Agreement, any Tripartite Product Offtake Agreement or the Convenience Exchange Agreement;

9.3.2	without limiting the Company’s rights to receive payment from Macquarie pursuant to the terms of the Supply and Offtake Agreement, the Company shall have no right to receive on Macquarie’s behalf any payment owed to Macquarie pursuant to the Tripartite Crude Supply Agreement or any Tripartite Product Offtake Agreement;

9.3.3	unless Macquarie has agreed otherwise in writing, the Company shall not give or purport to give on behalf of Macquarie any agreement, notice or communication which the Company is not permitted to so give under the terms of the Tripartite Crude Supply Agreement and each Tripartite Product Offtake Agreement; provided that for the avoidance of doubt (i) Macquarie reserves the right to at any time give such agreement, notice or communication directly on its own behalf and without prior consultation with the Company to the extent permitted and (ii) this Section 9.3.3 does not limit the Company’s right to give such agreement, notice or communication on its own behalf to the extent that it is entitled to do so, including prior to a Positive Election or following a Negative Election;

9.3.4	the Company shall in addition have no authority to:

(a)	make a Positive Election or a Negative Election in Macquarie’s name or on its behalf;

(b)	issue, vary, withdraw or pay any invoice under the Tripartite Crude Supply Agreement, any Tripartite Product Offtake Agreement or the Convenience Exchange Agreement in Macquarie’s name or on its behalf;

(c)	suspend or terminate the Tripartite Crude Supply Agreement, any Tripartite Product Offtake Agreement, the Convenience Exchange Agreement or any transaction under any of the foregoing in Macquarie’s name or on its behalf;

(d)	except in accordance with the Supply and Offtake Agreement or as otherwise agreed, vary, waive or give up any legal right (howsoever arising) of Macquarie in its name or on its behalf in writing; and

(e)	except in accordance with the Supply and Offtake Agreement, institute, manage or resolve any legal claim, suit or action (including for quality, quantity or demurrage) in Macquarie’s name or on its behalf; and

9.3.5	the Company shall not in relation to this Agreement do, or omit to do (or permit to be done or omitted to be done by any of its Affiliates, or its or their respective Representatives), anything that would reasonably be expected to result in any Liabilities being incurred by Macquarie or its Affiliates under the Tripartite Crude Supply Agreement, any Tripartite Product Offtake Agreement or the Convenience Exchange Agreement,

provided that, none of the foregoing Sections 9.3.1 through 9.3.5 shall be construed as limiting the Company’s rights and ability to take all actions the Company determines necessary to respond to an Emergency in accordance with Accepted Industry Practice.

9.4	Macquarie may at any time by written notice to the Company during a continuing Event of Default unilaterally suspend all of the Company’s rights and obligations to perform the Contract Performance Services (or any part of them) pending further written notice to the Company. Notwithstanding the foregoing, no such notice shall be construed as limiting the Company’s right and ability to take all actions the Company determines necessary to respond to an Emergency in accordance with Accepted Industry Practice.

9.5	Macquarie shall use commercially reasonable efforts to provide such information as Macquarie may have and as may reasonably be requested by the Company in relation to the Contract Performance Services in order to enable the Company to comply with its obligations under this Section 9.

10	Inspection and Access Rights

10.1	Facilities

10.1.1	At any reasonable times during normal business hours and upon reasonable prior notice during the Storage Term, the Company shall permit Macquarie, its Affiliates and its or their respective Representatives (including one or more Macquarie Inspector) to access the Facilities for any purpose related to this Agreement or the Crude Oil and Products Agreements, including but not limited to:

(a)	enforcing its rights and interests under any of the foregoing and/or in the event of a Default or Event of Default under any of the foregoing;

(b)	observing the operations of the Facilities;

(c)	conducting such inspections of any part of the Facilities as Macquarie may wish to have performed in connection with this Agreement or the Crude Oil and Products Agreements; and

(d)	gauging, measuring, sampling or taking readings at any part of the Facilities on a spot basis.

Such access shall not materially interfere with the ordinary course of business being conducted at the Facilities, and the Company shall only be required to cover the reasonable costs of such inspections to the extent provided for in Section 13.2 of the Supply and Offtake Agreement.

10.1.2	Notwithstanding any of the foregoing, if a Default or Event of Default has occurred and is continuing under this Agreement or any Crude Oil and Products Agreement, Macquarie, its Affiliates and its or their respective Representatives (including one or more Macquarie Inspector) shall have unlimited and unrestricted access to the Facilities in relation to the Macquarie Property and the Crude Oil and Product Agreements for so long as such Default or Event of Default continues.

10.1.3	It is an express condition precedent to the rights of access to the Facilities for Macquarie, its Affiliates and its or their respective Representatives (including Macquarie Inspectors) (“Macquarie Personnel”) as set out in this Section 10, elsewhere in this Agreement and the Supply and Offtake Agreement, that each of such Person shall, without limitation (unless the Company permits otherwise), consistent with the Company’s usual policies and procedures for access by non-Company Persons in relevant circumstances, and without discriminatory application to Macquarie or Macquarie Personnel:

(a)	to the extent applicable, execute the Company’s standardized form of access agreement;

(b)	provide proof of any insurance required by the Company;

(c)	use reasonable efforts to avoid disrupting the Company’s operations at the Facilities;

(d)	to the extent necessary, comply with all medical screenings and be medically cleared for access prior to visiting the Facilities;

(e)	present valid and current government issued identification and complete the Company’s sign-in and safety orientation procedures upon arrival to the Facilities;

(f)	wear protective equipment and, to the extent necessary, comply with fit testing procedures as directed by the Company or security personnel employed by the Company;

(g)	be accompanied, at all times, by a representative of the Company or security personnel employed by the Company;

(h)	follow, at all times, routes and paths designated by, and such other instructions provided by, the Company or security personnel employed by the Company;

(i)	observe all security, fire and safety, and other rules and regulations of all kinds while in around or about the Facilities;

(j)	comply with the reasonable instructions of the Company or security personnel employed by the Company; and

(k)	comply with such other health, safety, regulatory, environmental and insurance related requirements, policies and procedures required by the Company in accordance with its policies and procedures (applied in a non-discriminatory manner);

provided that, notwithstanding anything herein to the contrary, the Company may deny access to the Facilities to, or remove from the Facilities, any Macquarie Personnel (including Macquarie’s Inspector), in the Company’s reasonable opinion in accordance with Accepted Industry Practice, poses a material risk of injury to the Facilities, its personnel, the public or the environment (including during an ongoing Emergency).

10.2	Audit

10.2.1	During the Storage Term, Macquarie and its duly authorized Representatives, upon reasonable notice and during normal working hours, without disruption to the Company’s operations and subject to reasonable procedures (including to ensure that the Company’s confidentiality obligations are not breached), shall have access to the accounting records and other documents maintained by the Company, its Affiliates and its Representatives which relate to this Agreement.

10.2.2	The right to review or receive copies of such records shall survive termination of this Agreement for a period of two (2) years following the Termination Date.

10.2.3	The Company shall (and shall procure that its Affiliates shall) preserve, and shall cause all contractors or agents to preserve, all of the aforesaid documents for a period of at least two (2) years from the end of the Storage Term.

10.3	Completeness and Accuracy of Records

10.3.1	All records or documents provided by any Party or its Affiliates to the other Party or its Affiliates shall, to the knowledge of such Party, accurately and completely reflect the facts about the activities and transactions to which they relate. Each Party shall promptly notify the other Party if at any time such Party has reason to believe that any records or documents previously provided to the other Party no longer are accurate or complete.

11	Inventory Loss AND DAMAGE

11.1	If for any reason (including scope of coverage or the application of any excess or deductible) Macquarie does not procure a full indemnity of its loss and damage from its relevant cargo insurers (despite having used commercially reasonable efforts to do so where such Liabilities arise out of an Insured Risk), then notwithstanding Section 5, without duplication in respect of amounts recoverable by Macquarie under the Supply and Offtake Agreement, the Company shall be liable to Macquarie on an indemnity basis for all unindemnified loss of, damage to or degradation of Macquarie Property as a result of any of the following (howsoever caused, including, without limitation, by Force Majeure, but provided that the Company shall be under no obligation to indemnify Macquarie to the extent that the loss of, damage to or degradation of Macquarie Property was caused as a direct result of the gross negligence or willful default of Macquarie):

11.1.1	any actual or constructive loss of, damage to or degradation of Macquarie Property arising in connection with this Agreement or any Crude Oil and Products Agreement, including due to:

(a)	customary handling or evaporation and shrinking during receipt, handling, storage or delivery;

(b)	actual or attempted theft or misappropriation of Macquarie Property;

(c)	spill, leak, escape, emanation or discharge of Macquarie Property; and

(d)	Contamination of Macquarie Property,

provided that, for the avoidance of doubt, to the extent that the Company pays Macquarie for any volumetric loss or change in grade of Macquarie Property through the settlements contemplated under the Supply and Offtake Agreement, Macquarie will be fully compensated therefor and this Section 11.1 shall have no effect.

11.2	For the purposes of Section 11.1, Macquarie shall be considered to have failed to make a recovery from its relevant cargo insurers (i) to the extent that it receives a formal declinature of cover for all or part of its claim, or (ii) to the extent its claim has not been paid in full by its relevant cargo insurers as at the date for payment of a relevant claim as specified in the applicable insurance policy (or in the absence of such date, the date which is 12 months after Macquarie’s claim was submitted to its relevant cargo insurers).

11.3	If following a payment from the Company under Section 11.1 or its proviso, Macquarie receives an indemnity (or as the case may be, a further indemnity) from its relevant cargo insurers in relation to its insurance claim for the relevant lost or damaged Macquarie Property (“Insurance Proceeds”), Macquarie shall reimburse the Company for the amount received under this Section 11 in relation to such Macquarie Property, up to the amount of the Insurance Proceeds.

12	Insurance and Taxes

12.1	Insurance

The Company shall procure and maintain in full force and effect throughout the Storage Term insurance as provided in Sections 17.1 to 17.3 of the Supply and Offtake Agreement.

12.2	Taxes

The provisions of Section 16 of the Supply and Offtake Agreement relating to tax matters shall apply to this Agreement and the transactions contemplated hereby to the same extent as if set forth herein in full.

13	Compliance with Laws

13.1	Each Party shall, in relation to this Agreement, comply in all material respects with Applicable Law.

13.2	Each Party also shall promptly notify the other Party of any material violation, or any material violation alleged by a Governmental Authority, of any Environmental Law relating to any Macquarie Property or Eligible Hydrocarbons Inventory in connection with this Agreement or any Crude Oil and Products Agreement.

13.3	The Company shall upon request provide Macquarie with all available evidence in its possession or control of environmental inspections or audits by any Governmental Authority with respect to Macquarie Property and Eligible Hydrocarbons Inventory at the Facilities.

14	Representations

14.1	Representations of the Company

The Company represents and warrants to Macquarie that the following shall be true and correct on and as of the Commencement Date and on each day during the Storage Term:

14.1.1	this Agreement, the rights obtained and the duties and obligations assumed by the Company hereunder, and the execution and performance of this Agreement by the Company, do not, directly or indirectly, violate any Applicable Law with respect to the Company, its Affiliates or any of its or their property or assets, the terms and provisions of the Company’s organizational documents or any agreement or instrument to which the Company, its Affiliates or any of its or their property or assets are bound or subject;

14.1.2	the execution and delivery of this Agreement by the Company has been authorized by all necessary corporate or other action;

14.1.3	it has the full and complete authority and power to enter into and perform this Agreement;

14.1.4	upon execution and delivery by the Company, this Agreement shall be a valid, binding and subsisting agreement of the Company enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law); and

14.1.5	the Company has title to all Sludge and hard bottoms in the Included Storage Locations which are a part of the Facilities.

14.2	Macquarie represents and warrants to the Company that the following shall be true and correct on and as of the Commencement Date and on each day during the Storage Term:

14.2.1	this Agreement, the rights obtained and the duties and obligations assumed by Macquarie hereunder, and the execution and performance of this Agreement by Macquarie, do not, directly or indirectly, violate any Applicable Law with respect to Macquarie or any of its property or assets, the terms and provisions of Macquarie’s organizational documents or any agreement or instrument to which Macquarie or any of its property or assets are bound or subject;

14.2.2	the execution and delivery of this Agreement by Macquarie has been authorized by all necessary corporate or other action; and

14.2.3	upon execution and delivery by Macquarie, this Agreement shall be a valid, binding and subsisting agreement of Macquarie enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).

15	FORCE MAJEURE

15.1	If the Company is rendered unable by an event of Force Majeure to perform in whole or in part any obligation or condition arising under any Section of this Agreement specified in Section 15.5 below, it shall not be liable to Macquarie to perform such obligation or condition for so long as the event of Force Majeure exists and to the extent that performance is prevented or materially hindered, in whole or in part, by such event of Force Majeure; provided, however, that the Company shall use any commercially reasonable efforts to avoid or remove the event of Force Majeure. During the period that performance by the Company of a part or whole of its relevant obligations has been suspended by reason of an event of Force Majeure, Macquarie may suspend the performance of all or a part of its obligations (except for any payment and indemnification obligations) to the extent that such suspension is commercially reasonable having regard to the event of Force Majeure and the obligations of the Company which are suspended as a result of such event of Force Majeure.

15.2	The Company shall give prompt oral notice to Macquarie of its declaration of an event of Force Majeure, to be followed by written notice within twenty-four (24) hours after receiving such oral notice of the occurrence of a Force Majeure event, including, to the extent feasible, the details and the expected duration of the Force Majeure event and the volume of Crude Oil or Products affected. The Company also shall promptly notify Macquarie when the event of Force Majeure is terminated. However, the failure or inability of the Company to provide such notice within the time periods specified above shall not preclude it from declaring an event of Force Majeure. The Company may satisfy its notice obligations under this Section 15.2 by providing a single notice in respect of any of the affected Crude Oil and Product Agreements, provided that such notice specifically identifies this Agreement.

15.3	Without limiting any rights of Macquarie under this Section 15, the Parties agree that following notice of an event of Force Majeure, they shall consult in good faith to assess potential actions or steps with respect thereto.

15.4	Performance of the affected obligations shall resume to the extent made possible by the end or amelioration of the event of Force Majeure in accordance with the terms of this Agreement; provided, however, that the term of this Agreement shall not be extended.

15.5	This Section 15 shall only apply to those obligations of the Company which arise under Sections of this Agreement: 7.1, 7.2, 8.1.2 to 8.1.9, 8.2, 8.3.2, 8.3.4 to 8.3.6, 8.3.8 to 8.3.13, 8.4.3, 8.5, 9.1 to 9.3, 10.1.1, 10.1.2, 10.2.1, 10.2.3.

16	MISCELLANEOUS

16.1	Events of Default and Remedies

16.1.1	Without limiting any other rights or remedies hereunder or thereunder, if an Event of Default occurs and is continuing under the Supply and Offtake Agreement and Macquarie is a Non-Defaulting Party, Macquarie may, in its sole discretion, (i) withhold or suspend its obligations, including any of its payment obligations, under this Agreement, (ii) submit one or more Final Export Schedules in accordance with this Agreement, and (iii) otherwise arrange for the disposition of any of its Macquarie Property in such manner as it elects in accordance with this Agreement and without causing a breach of its obligations under the Crude Oil and Products Agreements.

16.2	Required Permits

During the Storage Term, the Company and its Representatives shall, at their sole cost and expense, take all actions reasonably necessary or appropriate to obtain, apply for, maintain, monitor, renew, and/or modify as appropriate, in all material respects, any license, authorization, certification, filing, recording, permit, waiver, exception, variance, franchise, order or other approval with or of any Governmental Authority pertaining or relating to the use and operation of the Facilities in the manner contemplated by this Agreement and the Crude Oil and Products Agreements (the “Required Permits”). The Company and its Affiliates shall not do anything that causes a termination or suspension of the Required Permits.

16.3	Environmental and Regulatory Matters

The execution of this Agreement by the Parties does not confer any obligation or responsibility on Macquarie Group, and Company hereby defends, indemnifies, releases and holds harmless Macquarie Group from and against any Liabilities directly or indirectly arising from or in connection with:

(a)	any past, existing or future environmental condition at the Facilities, including, but not limited to, the presence of regulated or Hazardous Substances on or in environment media at the Facilities (including the presence in surface water, groundwater, soils or subsurface strata, or air), including the subsequent migration of any such substance;

(b)	any Environmental Law (including any Liability in relation to an alleged or suspected or actual breach of Environmental Law);

(c)	the Required Permits; and

(d)	any requirements arising under or relating to any Applicable Law pertaining or relating to the operation of the Facilities,

regardless of how caused (including any event of Force Majeure).

16.4	Relationship of the Parties

Notwithstanding anything to the contrary herein, the Company is and shall be the operator of the Facilities in all respects, and Macquarie shall not under any circumstances have power or authority to direct the activities of the Company, or to exert control over the operation of the Facilities, or any portion thereof, and nothing herein shall be deemed to grant or provide such power or authority to Macquarie (provided, however, that Macquarie’s enforcement of this Agreement or any Crude Oil and Products Agreement in accordance with their respective terms shall not be deemed to be in contravention of the foregoing).

16.5	No Abandonment of Rights; Rights Cumulative

16.5.1	No delay or failure by a Party in exercising any right or remedy to which it may be entitled in connection with this Agreement shall constitute an abandonment of any such right.

16.5.2	Each and every right granted to the Parties under this Agreement or allowed it by law or equity, shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law.

17	Indemnification

17.1	Indemnity of Company

17.1.1	Without prejudice to Section 17.3, to the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement (including at Section 11.1), the Company shall defend, indemnify and hold harmless Macquarie, its Affiliates, and its and their respective Representatives from and against any Liabilities directly or indirectly arising out of:

(a)	any breach by the Company of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of the Company made herein or in connection herewith proving to be false or misleading or incorrect in any material respect, including, without limitation the Company’s obligation for payment of taxes pursuant to Section 12.2;

(b)	the Company’s performance or non-performance of this Agreement;

(c)	the Company’s or any of its Representatives’ negligence or willful misconduct;

(d)	the Company’s or any it’s Representatives’ failure to comply with or observe any Applicable Law or the requirements of any Required Permit;

(e)	any actual, alleged or suspected spill, leak, escape, emanation or discharge of Macquarie Property or Eligible Hydrocarbon Inventory from or at the Facilities regardless of how caused (including any event of Force Majeure);

(f)	any actual, alleged or suspected Contamination of Macquarie Property or Eligible Hydrocarbon Inventory regardless of how caused (including any event of Force Majeure); and

(g)	any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or one of the Company’s Affiliates, and regardless of whether Macquarie is a party thereto and regardless of how caused (including any event of Force Majeure), provided that the Company shall be under no obligation to defend, indemnify or hold Macquarie, its Affiliates, or its and their respective Representatives harmless against any Liabilities caused as a result of the gross negligence or willful default of Macquarie.

17.2	No Third Party Rights; No Admission

The obligations of a Party (the “Indemnifying Party”) to defend, indemnify, release and hold any other Party (the “Indemnified Party”) harmless under the terms of this Agreement shall not vest any rights in any third party (whether a Governmental Authority or private entity), nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in this Agreement.

17.3	Indemnification Procedures

Each Party shall notify the other Party as soon as practicable after receiving notice of any claim or suit brought against it within the indemnities of this Agreement, shall furnish to the other Party the complete details within its knowledge and shall render all reasonable assistance requested by the other Party in the defense; provided, that, the failure to give such notice shall not affect the indemnification provided hereunder, except to the extent that the Indemnifying Party is materially adversely affected by such failure. Each Party shall have the right but not the duty to participate, at its own expense, with counsel of its own selection, in the defense and settlement thereof without relieving the other Party of any obligations hereunder. Notwithstanding the foregoing, an Indemnifying Party shall not be entitled to assume responsibility for and control of any judicial or administrative proceeding if such proceeding involves an Event of Default by the Indemnifying Party under this Agreement which shall have occurred and be continuing.

17.4	Cumulative Remedy

The indemnification in this Section 17 is in addition to and not in limitation of any indemnification provided in the Supply and Offtake Agreement or any other Crude Oil and Products Agreement.

17.5	Credit Support

As a condition to Macquarie’s entering into this Agreement, Parent has agreed to provide the Guaranty to Macquarie, as credit support for the prompt and complete performance and payment of all of the Company’s obligations hereunder and under the other Transaction Documents to Macquarie, and all reasonable and documented out of pocket costs and expenses (including but not limited to the reasonable and documented out of pocket costs, expenses, and reasonable and documented external attorneys’ fees of Macquarie) of amending and maintaining the Guaranty shall be borne by the Company.

18	Limitation on LIABILITY AND Damages

18.1	LIMITED RIGHT TO DAMAGES. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES’ LIABILITY FOR DAMAGES IS LIMITED TO DIRECT, ACTUAL DAMAGES ONLY AND NEITHER PARTY SHALL BE LIABLE FOR LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, OR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OF PERFORMANCE, THE FAILURE TO PERFORM, OR THE TERMINATION OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THE FORGOING IS NOT (AND IS NOT INTENDED TO BE AND SHALL NOT BE DEEMED TO CONSTITUTE) A WAIVER BY A PARTY OF ANY RIGHT TO RECOVER COMPENSATORY DAMAGES SUFFERED BY A PARTY THAT ARE OR COULD HAVE BEEN REASONABLY FORESEEABLE AS A RESULT OF ANY BREACH OF SECTION 19 (EVEN IF SUCH COMPENSATORY DAMAGES COULD BE CHARACTERIZED AS INDIRECT, CONTINGENT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES); AND PROVIDED FURTHER THAT SUCH LIMITATION SHALL NOT APPLY WITH RESPECT TO ANY THIRD PARTY CLAIM FOR WHICH INDEMNIFICATION IS AVAILABLE UNDER THIS AGREEMENT.

18.2	NOTHING IN SECTION 18.1 SHALL LIMIT ANY RIGHT OF MACQUARIE TO SEEK SPECIFIC PERFORMANCE OF ANY PART OF THIS AGREEMENT.

18.3	WITHOUT PREJUDICE TO SECTION 5.1 OF THIS AGREEMENT MACQUARIE SHALL HAVE NO LIABILITY WHATSOEVER (IN DAMAGES OR OTHERWISE) TO THE COMPANY ARISING OUT OF OR IN CONNECTION WITH THE RECEIPT INTO ANY PART OF THE FACILITIES OF CONTAMINATED CRUDE OIL OR PRODUCTS.

18.4	DISCLAIMER OF WARRANTIES. MACQUARIE MAKES NO WARRANTY, CONDITION OR OTHER REPRESENTATION, WRITTEN OR ORAL, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS OR SUITABILITY OF MACQUARIE PROPERTY FOR ANY PARTICULAR PURPOSE OR OTHERWISE AND ALL SUCH WARRANTIES, CONDITIONS AND OTHER REPRESENTATIONS ARE HEREBY DISCLAIMED. FURTHER, MACQUARIE MAKES NO WARRANTY OR REPRESENTATION THAT MACQUARIE PROPERTY CONFORMS TO THE SPECIFICATIONS IDENTIFIED IN ANY CONTRACT WITH THE COMPANY OR ANY THIRD PARTY SUPPLIER OR THE CONVENIENCE EXCHANGE AGREEMENT.

19	Confidentiality

19.1	The Parties agree that the specific terms and conditions of this Agreement, including the drafts of this Agreement exchanged by the Parties and any information exchanged between the Parties, including calculations of any fees or other amounts paid by either Party under this Agreement and all information received by Macquarie from the Company relating to the costs of operation, operating conditions, and other commercial information of the Company not made available to the public, are confidential and shall not be disclosed to any third party, except (i) as may be required by court order or Applicable Law or as requested by a Governmental Authority, (ii) to such Party’s or its Affiliates’ employees, directors, shareholders, auditors, consultants, banks, lenders, financial advisors and legal advisors, or (iii) to such Party’s insurance providers, solely for the purpose of procuring insurance coverage or confirming the extent of existing insurance coverage; provided, that, prior to any disclosure permitted by this Section (iii), such insurance providers shall have agreed in writing to keep confidential any information or document subject to this Section.

19.2	The confidentiality obligations under this Agreement shall survive termination of this Agreement for a period of two years following the Termination Date. The Parties shall be entitled to all remedies available at law, or in equity, to enforce or seek relief in connection with the confidentiality obligations contained herein (including without limitation) the right to seek injunctive relief.

19.3	In the case of disclosure covered by (i) of Section 19.1, to the extent practicable and legally permissible, the disclosing Party shall notify the other Party in writing of any proceeding of which it is aware which may result in disclosure, and use reasonable efforts to prevent or limit such disclosure. The Party seeking to prevent or limit such disclosure shall be responsible for all costs and expenses incurred by the other Party in connection therewith. The Parties shall be entitled to all remedies available at law, or in equity, to enforce or seek relief in connection with the confidentiality obligations contained herein.

19.4	Notwithstanding anything herein to the contrary, the Parties (and their respective employees, representatives or other agents) are authorized to disclose to any person the U.S. federal and state income tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Parties relating to that treatment and structure, without the Parties imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.

20	Governing Law

20.1	THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER STATE.

20.2	EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION SITUATED IN THE CITY OF NEW YORK, (WITHOUT RECOURSE TO ARBITRATION UNLESS BOTH PARTIES AGREE IN WRITING), AND TO SERVICE OF PROCESS BY CERTIFIED MAIL, DELIVERED TO THE PARTY AT THE ADDRESS INDICATED IN Section 23. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO PERSONAL JURISDICTION, WHETHER ON GROUNDS OF VENUE, RESIDENCE OR DOMICILE.

20.3	EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT.

21	Assignment

21.1	This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their respective successors and permitted assigns.

21.2	Neither Party shall assign this Agreement or its rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, without the consent of the other Party. Notwithstanding the foregoing, (a) Macquarie may, without the Company’s consent, assign and delegate all of Macquarie’s rights and obligations hereunder to (i) any Affiliate of Macquarie, provided it is no worse a credit counterparty and would not result in any adverse tax consequences to the Company and all the Company’s costs, if any, are covered or (ii) any non-Affiliate Person that succeeds to all or substantially all of its assets and business and assumes Macquarie’s obligations hereunder, whether by contract, operation of law or otherwise, provided that (A) the creditworthiness of such successor entity is equal or superior to the creditworthiness of Macquarie (taking into account any credit support for Macquarie) immediately prior to such assignment, and (B) such successor assumes all of the obligations of Macquarie under the Crude Oil and Products Agreements to which the Company is a Party.

21.3	Any attempted assignment in violation of this Section 21 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.

22	PLEDGE OVER MACQUARIE PROPERTY

Notwithstanding anything to the contrary contained in this Agreement or in any Transaction Document or otherwise in effect, the Company hereby acknowledges and agrees that, Macquarie may, and shall have the right to, pledge and grant a security interest, in favor of any lender to Macquarie from time to time (a “Macquarie Lender”), in and to Macquarie’s Property (and for the avoidance of doubt, Macquarie’s Property does not include the assets or rights of the Company) that is subject to this Agreement, in each case, as collateral security for any and all obligations due and owing by Macquarie or its Affiliates to any such Person, without the need for any consent or approval of, or any further action taken by, the Company or any of the Company’s Affiliates. In consideration of the foregoing, Macquarie shall procure that any such liens and security interests shall be terminated and extinguished automatically at such time as this Agreement is terminated (other than with respect to any provisions or obligations, including indemnity obligations, as applicable, that survive such termination pursuant to the terms of the Transaction Documents), and the Company has performed all of its payment obligations under Sections 20 and 21 of the Supply and Offtake Agreement.

23	Notices

All invoices, notices, requests and other communications given pursuant to this Agreement shall be in writing and sent by email or nationally recognized overnight courier. A notice shall be deemed to have been received when transmitted by email to the other Party’s email set forth in Schedule K of the Supply and Offtake Agreement, or on the following Business Day if sent by nationally recognized overnight courier to the applicable address, or if sent by nationally recognized overnight courier to the other Party’s address set forth in Schedule K of the Supply and Offtake Agreement and to the attention of the person or department indicated. A Party may change its address or email address by giving written notice in accordance with this Section, which is effective upon receipt.

24	Nature of Transaction and Relationship of Parties

24.1	This Agreement shall not be construed as creating a partnership, association or joint venture among the Parties. It is understood that the Company is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make the Company, or any of its employees or agent, an agent or employee of Macquarie.

24.2	No Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third person on behalf of the Parties; to assume, create, or incur any liability of any kind, express or implied, against or in the name of any of the other Parties; or to otherwise act as the representative of any of the other Parties, unless expressly authorized in writing by such other Party.

25	Miscellaneous

25.1	The Parties acknowledge and agree that this Agreement is a security agreement or arrangement, or other credit enhancement related to the transactions entered into by the Parties in connection with the Supply and Offtake Agreement, the Tripartite Crude Supply Agreement and each Tripartite Product Offtake Agreement, each of which is a “Forward Contract” or a “Swap Agreement” as defined in Title 11 of the United States Code, 11. U.S.C. §§ 101 et seq., as amended from time to time (the “Bankruptcy Code”). The Parties further acknowledge and agree that each Party is a “Forward Contract Merchant” and/or a “Financial Participant” as each such term is defined under the Bankruptcy Code.

25.2	If any Article, Section or provision of this Agreement shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.

25.3	The terms of this Agreement constitute the entire agreement between the Parties with respect to the matters set forth in this Agreement, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties. This Agreement shall not be modified or changed except by written instrument executed by the Parties’ duly authorized representatives.

25.4	No promise, representation or inducement has been made by any of the Parties that is not embodied in this Agreement, and none of the Parties shall be bound under this Agreement by or liable for any alleged representation, promise or inducement not so set forth.

25.5	Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.

25.6	Nothing expressed or implied in this Agreement is intended to create any rights, obligations or benefits under this Agreement in any person other than the Parties and their successors and permitted assigns.

25.7	All audit rights, payment, confidentiality and indemnification obligations and obligations under this Agreement shall survive the expiration or termination of this Agreement.

25.8	This Agreement may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.

25.9	All transactions hereunder are entered into in reliance on the fact this Agreement and all such transactions constitute a single integrated agreement between the Parties, and the Parties would not have otherwise entered into any other transactions hereunder.

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Executed by Macquarie ENERGY NORTH AMERICA TRADING INC. acting by:

By:	/s/ Travis McCullough
Name:	Travis McCullough
Title:	Division Director

By:	/s/ Daniel Vizel
Name:	Daniel Vizel
Title:	Senior Managing Director

Executed by VERTEX REFINING ALABAMA LLC acting by:

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	President and Chief Executive Officer